SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 10, 2011
(Date of Earliest Event Reported)

BRENHAM OIL & GAS CORP.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada	333-169507	27-2413874
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX		77565-3077
(Address of Principal Executive Offices)		(ZIP Code)

 Registrant's Telephone Number, Including Area Code: (281) 334-9479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF PRINCIPAL OFFICERS

On June 10, 2011, the board of directors of Brenham Oil & Gas Corp. (the "Company") received the resignation of William R. Trojan as director of the Company. Mr. Tojan informed the Company that the reason for his resignation was due to his being hired by another company and to avoid any potential conflict of interest. Mr. Trojan had no disagreements with the Company's operations, policies or practices. The Company discussed the conflicts with the Chief Executive Officer of Mr. Trojan’s new employer and shared his view that possible conflicts could emerge due to the employer’s pursuit of similar opportunities in West Africa.

On July 11, 2011, the board of directors of the Company appointed L Rogers Hardy to the board to replace Mr. Trojan. Mr. Hardy, Vice President of the Company since July 2010, has been an independent geological consultant during the last five years and devotes approximately 50% of his professional time to Brenham. He has over 30 years of experience in the oil and gas exploration business. He holds a Masters of Geology from San Diego State University (1973) and a Bachelors of Geology from the University of Minnesota (1968).

On July 6, 2011, the board of directors of the Company appointed Bryant Mook as Vice President – Subsurface Engineering.  Mr. Mook is a registered geologist with a Masters degree in Petroleum Engineering from Colorado School of Mines and has more than 35 years of multi-disciplinary experience in oil and gas.  For the past five years, Mr. Mook has worked as a technical advisor and consulting petroleum engineer in Houston, Texas, providing technical, reserve, valuation, and management expertise for numerous oil and gas companies. Mr. Mook also serves as an independent consultant- technical and reserve engineer with La Cortez Energy Inc. and as an independent consultant-technical advisor for public reporting and engineering support reporting with American Standard Energy Corp., both of which are public companies.

SIGNATURES

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ DANIEL DROR
   CEO, PRESIDENT AND CHAIRMAN
   Dated: July 18, 2011